Exhibit 10.2

William L. Transier Chairman of the Board, President & Chief Executive Officer (713) 307-8730 Phone (713) 307-8793 Fax
September 25, 2007
Mr. John G. Williams
9102 Hudson Court
Houston, Texas 77024
Dear John,
Endeavour International Corporation is pleased to offer you a position as Executive Vice President, Exploration, based out of our office in London, reporting to me. The start date will be October 1, 2007. You will be considered an expatriate and will be eligible for expatriate benefits in accordance with company policy.
For payroll and benefit purposes, you will be an employee of ADP TotalSource, a preferred-employer organization that provides human resources services to Endeavour. The purpose of this letter is to describe your compensation and benefits, and to document the terms and conditions of your position.
BASE COMPENSATION – Your base cash compensation will be $33,333.34 per month. During the course of your assignment you will be eligible for base salary increases, performance bonuses, equity grants or other forms of compensation. Such compensation is subject to board approval based on company and personal performance. As an expatriate, you will receive a cost of leaving allowance based on your salary level and family status.
EQUITY AWARD AT EMPLOYMENT – Upon your employment and following board approval, you will receive inducement grants of 400,000 shares of restricted stock and an award of 200,000 stock options will vest in one-third increments over a three-year period from the issue date. At the vesting date, the value of the shares is treated as compensation subject to taxation. If your employment is terminated or you elect to leave the company before the vesting date of the shares, you forfeit the right to these awards.
BENEFITS COVERAGE – You will be eligible for U.S. benefits on the first of the month following 30 days of employment. Based on a hire date of October 1, 2007, you will be eligible for benefit coverage on November 1, 2007. The U.S. benefit package includes group medical, dental, vision, long-term disability and life insurance coverage. In addition, you will be covered under our private medical insurance policy in the United Kingdom.
On the Quest for Energy
Endeavour International Corporation      1000 Main Street, Suite 3300, Houston, Texas 77002       713-307-8700       www.endeavourcorp.com

RELOCATION – Endeavour will provide relocation benefits to you in accordance with the company’s relocation policy. This will include home sale assistance, shipment of personal and household goods, furnished housing and paid utilities, cost-of-living adjustment, tax equalization and tax preparation services, immigration documents and an annual home visit.
VACATION — You qualify for four weeks of vacation each year consistent with company policies.
John, we look forward to having you as a member of the Endeavour executive team. We are confident that your experience and knowledge will be an asset to the organization. Please feel free to contact Janice White at (713) 307-8780 or me if you have any questions.
Sincerely,
/s/ William L. Transier
William L. Transier
Chairman, Chief Executive Office and President
On the Quest for Energy
Endeavour International Corporation      1000 Main Street, Suite 3300, Houston, Texas 77002       713-307-8700       www.endeavourcorp.com